5 October 2006

MEDIA RELEASE

Telecom shareholders re-elect Directors and pass all resolutions

Telecom shareholders re-elected Directors Rob McLeod and Rod McGeoch at the company’s annual meeting in Wellington today.

Both Directors, who were standing for re-election by rotation, were re-elected for a further term.

Chairman Wayne Boyd thanked shareholders for endorsing the Board re-appointments, saying that Mr McLeod and Mr McGeoch were delighted at being able to continue to work on behalf of all shareholders.

Mr Boyd said the Telecom Board is listening to the views of both shareholders and customers and the meeting was a good opportunity for shareholders to air their views and hear more about how the company would operate in the new regulatory environment.

Resolutions passed by shareholders today were:

•	Authorising the directors to fix the remuneration of the Auditors

•	Re-election of directors including Rob McLeod and Rod McGeoch who were standing for re-election by rotation

All resolutions were decided by poll. The results of the voting are shown below:

Details of the total number of votes cast in person or by the proxy on the poll were:

Resolution	For	Against	Abstain
1. To authorise the directors to fix the remuneration of the Auditors	879,062,884	2,927,628	2,265,002

2. To re-elect Mr McLeod as a director	838,395,876	43,435,601	2,424,037

3. To re-elect Mr McGeoch as a director.	871,749,135	10,036,196	2,470,183

Details of the manner in which shareholders directed the proxy to vote at proxy close (and included above):

		Discretionary Board	Discretionary other
Proxies	For	proxies	proxies	Against	Abstain
1. To authorise the directors to fix the remuneration of the Auditors	876,269,041	1,414,270	728,433	2,927,628	2,275,883

2. To re-elect Mr McLeod as a director	835,700,324	1,362,368	735,400	43,431,258	2,385,905

3. To re-elect Mr McGeoch as a director.	869,025,846	1,362,565	735,400	10,027,083	2,464,361

ENDS

For further information please contact:
John Goulter
Head of Public Affairs
Phone 04 498 9369, 027 232 4303

Or

Phil Love
Senior Corporate Affairs Executive
Phil.love@telecom.co.nz
Phone 04 498 9155, 027 244 8496